Exhibit 10.3

INDEMNIFICATION AGREEMENT

        This Indemnification Agreement (this “Agreement”) is made as of August 7, 2009 by and between NEW FRONTIER ENERGY, INC., a Colorado corporation (the “Company”), and SAMYAK VEERA (“Indemnitee”).

RECITALS

        In August of 2009, the Company will enter into that certain Participation Agreement (the “Participation Agreement”) with ENTEK USA, Inc. (“ENTEK”). To induce ENTEK to enter into the Participation Agreement, Indemnitee has agreed to deposit Five Hundred Thousand and No/100 Dollars ($500,000.00) (the “Stull Funds”) into a newly established account owned by the Company (the “Stull Account”) to cover certain potential liabilities of the Company related to litigation with Stull Ranches, LLC. Funds deposited into the Stull Ranch Account shall not be commingled with other Company funds.

        The Company desires to indemnify and reimburse Indemnitee if any of the Stull Funds are released from the Stull Account for any reason whatsoever.

AGREEMENT

        In consideration of the mutual promises made in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Indemnitee hereby agree as follows:

1.	Indemnification. To the fullest extent permitted by applicable law, the Company shall indemnify and reimburse Indemnitee for any loss, liability, claim, damage, or expense, arising from or in connection with the release of the any of the Stull Funds from Stull Account, including any costs or expenses (which shall include, without limitation, attorneys fees) the Indemnitee may incur in pursuing or enforcing Indemnitee’s rights under this Agreement

2.	Account Information. The Company shall provide to Indemnitee copies of monthly account statements for the Stull Account. Upon request by the Indemnitee, the Company shall provide up to date balance and transaction activity reports for the Stull Account within two (2) business days of receiving such request.

3.	Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Colorado, without giving effect to principles of conflicts of law.

4.	Entire Agreement; Binding Effect. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions and supersedes any and all previous agreements between them covering the subject matter herein.

5.	Amendments and Waivers. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

6.	Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or 48 hours after being sent by nationally-recognized courier or deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address or fax number as set forth below or as subsequently modified by written notice.

7.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

8.	Successors and Assigns. This Agreement shall be binding upon the Company and its successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company) and assigns, and inure to the benefit of Indemnitee and Indemnitee’s heirs, executors, administrators, legal representatives and assigns. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

The parties have executed this Agreement as of the date first set forth above.

THE COMPANY /s/ Paul G. Laird Paul G. Laird, Chief Executive Officer New Frontier Energy, Inc. 1789 W. Littleton Blvd. Littleton, CO 80120 Facsimile: +1 303 730 9985
THE INDEMNITEE SAMYAK VEERA /s/ Samyak Veera 07-95A Ubi Techpark 10 Ubi Crescent Singapore 408564 Facsimile: +1 815 346 5814